UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 05, 2025

MANHATTAN ASSOCIATES, INC.

(Exact name of Registrant as Specified in Its Charter)

Georgia	0-23999	58-2373424
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Windy Ridge Parkway Tenth Floor
Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 955-7070

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	MANH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Vice-Chairman Employment Agreement Amendment

As previously reported in its Form 8-K/A filed on February 14, 2025, on February 10, 2025, Manhattan Associates, Inc. (the “Company”) announced that its Board of Directors elected Mr. Eric A. Clark to succeed Mr. Eddie Capel as President and Chief Executive Officer of the Company, and that Mr. Capel would assume the office of Executive Vice-Chairman of the Board, both effective February 12, 2025.

In connection with Mr. Capel’s transition to Executive Vice-Chairman, and in anticipation of his expected transition to Executive Chairman on or about May 13, 2025, the date of the Company’s 2025 annual meeting of shareholders, on March 5, 2025, the Company entered into a first amendment to Mr. Capel’s existing employment agreement originally entered into on October 24, 2018 (as so amended, the “Amended Agreement”).

Under the Amended Agreement, Mr. Capel’s annual base salary is reduced to $507,500. As a continuing employee, Mr. Capel’s restricted stock units that were unvested as of January 23, 2025 (“Unvested RSUs”) will continue to vest in accordance with their terms. The Amended Agreement further provides that, if Mr. Capel’s employment ceases, his Unvested RSUs will continue to vest in accordance with their terms as long as his service as a director continues. The Board or Compensation Committee will determine the amount and type of any future equity incentives in their discretion.

Mr. Capel will no longer participate in the Company’s annual performance-based cash bonus plan, or be eligible to receive cash severance payments in connection with termination of his employment. Otherwise, he will continue to be eligible to participate in other benefit plans, programs and arrangements generally available to executives of the Company.

Either the Company or Mr. Capel may terminate his employment under the Amended Agreement at any time. The Company further expects that the Amended Agreement will terminate if Mr. Capel transitions to non-executive status while still a Board member. If a “change of control” (as defined in the Amended Agreement) occurs, his Unvested RSUs will remain in effect in accordance with their terms (or the Company may provide him with substantially equivalent substitute equity awards of the survivor or purchasing entity or its parent). If, within 24 months following a change of control, the Company (or its successor) terminates his employment for reasons other than death, disability or “cause” (as defined in the Amended Agreement), or if Mr. Capel terminates his employment for “constructive termination” (as defined in the Amended Agreement), then his Unvested RSUs (or substituted equity awards) will fully vest. In general, the Amended Agreement limits severance payments so that he will not receive any “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended.

If Mr. Capel is not reelected to the Board at a meeting of shareholders where he stood for reelection, or if the Board accepts his resignation tendered pursuant to the Company’s Majority Voting Resignation Policy or a similar successor policy, then Mr. Capel’s Unvested RSUs will continue to vest in accordance with their terms following cessation of his service as a director. (The resignation policy requires that a director nominee not receiving the affirmative vote of a majority of the votes cast in an uncontested election tender their resignation.)

The Amended Agreement is effective as of February 12, 2025, other than with respect to the reduced salary, which is effective March 1, 2025.

Except as modified in the Amended Agreement, the other terms Mr. Capel’s original agreement, which was substantially in the form of the Company’s standard at-will executive employment agreement, remain in effect.

The foregoing summary of the terms of the Amended Agreement is qualified in its entirety by the full text of the original agreement and the first amendment thereto. The original agreement is filed as Exhibit 10.1 to this report, and incorporated by reference into this Item 5.02, and was summarized (prior to the amendments summarized herein) in Item 5 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed on October 25, 2018. The first amendment is filed as Exhibit 10.2 to this report, and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

Form of Executive Employment Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed on October 25, 2018) (SEC File #000-23999)

10.2	First Amendment to Executive Employment Agreement (Eddie Capel) effective as of February 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manhattan Associates, Inc.

Date:	March 6, 2025	By:	/s/ Bruce S. Richards
Senior Vice President, Chief Legal Officer and Secretary